Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871
NEWS RELEASE

Investor Relations Contact:	Media Contact:
BNE-E
William J. Coote	Ron Brandsdorfer
VP & Treasurer	Director, Corporate Communications
212-658-5858	212-658-5833
bill.coote@bowne.com	ron.brandsdorfer@bowne.com
FOR IMMEDIATE RELEASE
BOWNE ANNOUNCES 2007 FIRST QUARTER EARNINGS
• EPS increases to $0.34 from $0.05 in 2006
• Operating income rises to $12.4 million, up 261%
• Segment profit of $20 million increases 70% from 2006
NEW YORK, May 9, 2007 — Bowne & Co., Inc. (NYSE: BNE), a leader in financial and marketing communications services, today announced strong operating results for the first quarter of 2007, representing significant improvement over 2006 first quarter results.
Revenue was $211.7 million in the first quarter of 2007 compared to $205.8 million in the comparable 2006 quarter — a 3% increase. Operating income was $12.4 million in the first quarter of 2007 compared to $3.4 million in 2006. Net income was $10.7 million compared to $1.5 million last year. Diluted earnings per share for the 2007 first quarter improved to $0.34 per share from $0.05 per share in the first quarter of 2006.
Segment profit for the quarter was $20.0 million, representing an increase of $8.2 million, or 70%, from the first quarter of 2006. Segment profit margin in 2007 was 9.4%, a significant improvement over the 5.7% margin achieved in the first quarter of 2006.
Pro forma earnings of $7.8 million increased 98%, or $3.9 million, compared to 2006, resulting in diluted earnings per share of $0.25 compared to $0.12 in 2006. Pro forma earnings in 2007 exclude approximately $3.6 million of benefits related to a tax refund. (See Pro Forma Supplemental Income Information on page eight of this release for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
David J. Shea, Bowne’s Chairman, President and Chief Executive Officer, commented, “This was an outstanding quarter, and our strong operating results demonstrate the successful execution of our key strategic initiatives and healthy capital markets, as we gained market share during the quarter. We’re particularly pleased with the improvement in our profitability and continued growth of non-transactional revenue, which is at its highest level since 2001.”
—more—

Financial Communications: First quarter 2007 revenue of $176.6 million increased $10.1 million, or 6%, compared to the three months ended March 31, 2006, led by growth in transactional and compliance revenue and improved market share in healthy capital markets. Transactional revenue of $60.7 million increased 7%, primarily the result of increased merger and acquisition activity, while compliance revenue increased 11% to $52 million, a record high. As overseas markets continue to improve, international revenue increased 17% to $36.0 million.
Segment profit increased $7.6 million, or 36%, to $29.0 million, and as a percentage of revenue, increased to approximately 16% compared to 13% for the same period in 2006. This margin increase reflects the favorable impact from the execution of our strategic initiatives, including cost savings measures.
Marketing & Business Communications (MBC): MBC reported revenue of $35.1 million, $4.2 million lower than the first quarter of last year. The 2006 results included approximately $4.2 million of non-recurring revenue related to the initial rollout of the Medicare Part D open enrollment program. In addition, 2006 includes approximately $2.3 million of revenue from Vestcom’s legacy retail customers that transferred back to Vestcom as part of our transition services agreement and other non-recurring revenue.
Segment profit decreased $300,000 but remained constant as a percentage of revenue at 6%.
Balance Sheet and Cash Flow: For the quarter ended March 31, 2007, cash and marketable securities declined $40.2 million from year-end 2006. This decline reflects the funding of $13.0 million in stock repurchases, $12.4 million for acquisitions, $3.2 million in capital expenditures and the normally high seasonal working capital usage in the first quarter.
Accounts receivable increased approximately $25.1 million compared to December 2006, due principally to normal seasonality and the inclusion of St Ives Financial receivables as a result of the January 2007 acquisition. Days sales outstanding increased to 76 days in March 2007 from 73 days in March 2006. Financial Communications work-in-process inventory was $33.7 million at March 31, 2007, compared to $31.9 in March 2006. The Company has no borrowings outstanding under its $150 million five-year senior, unsecured revolving credit facility.
Share Repurchase Program: In the 2007 first quarter, the Company spent $13.0 million repurchasing 835,876 shares of its common stock at an average price per share of $15.53. As of May 9, 2007, $35 million of its share repurchase authorization remained. From December 2004, the inception of the Company’s share repurchase program, through March 31, 2007, Bowne has spent $158.2 million to repurchase 10.7 million shares at an average price per share of $14.82.

Forward-Looking Statements: The company noted that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets and the effect of potential dilution from the Convertible Subordinated Debt and the impact from any future purchases under our share repurchase program.
* * *
Bowne will hold its earnings conference call to review the 2007 first quarter results on Thursday, May 10, 2007, at 11 a.m. EDT. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 910-5497 (domestic) or (973) 935-8450 (international), conference ID # 8723162.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Quarters ended March 31,
(in thousands, except per share information)	2007	2006
Revenue	$211,650	$205,776
Expenses:
Cost of revenue	(129,700)	(135,268)
Selling and administrative	(60,138)	(56,030)
Depreciation	(7,004)	(6,866)
Amortization	(333)	(136)
Restructuring, integration and asset impairment charges (1)	(2,110)	(4,051)

	(199,285)	(202,351)

Operating income	12,365	3,425
Interest expense	(1,322)	(1,294)
Other income, net	279	1,357

Income from continuing operations before income taxes	11,322	3,488
Income tax expense (2)	(1,209)	(2,023)

Income from continuing operations	10,113	1,465

Discontinued operations (see note):
Income from discontinued operations	566	72

Net income	$10,679	$1,537

Earnings per share from continuing operations:
Basic	$0.35	$0.05
Diluted	$0.32	$0.05
Earnings per share from discontinued operations:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00
Total earnings per share:
Basic	$0.37	$0.05
Diluted	$0.34	$0.05
Average shares outstanding:
Basic	28,757	32,523
Diluted (3)	33,253	32,904

Dividends per share	$0.055	$0.055

(1)	Included in 2007 is approximately $1.0 million of charges related to the integration of the January 2007 acquisition of St Ives Financial. Included in 2006 is $3.2 million of charges related to the integration of the Marketing and Business Communications division of Vestcom International into MBC.

(2)	In 2007, the Company recorded a tax benefit of $3.6 million related to a refund of federal income taxes and interest thereon, as a result of the completion of an IRS audit and the amendment of our 2001 federal income tax return, and the related reduction in liability.

(3)	The 2007 weighted-average diluted shares outstanding includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The potential dilution of the convertible shares is not reflected in 2006 since the effect would be anti-dilutive.

Note: The Condensed Consolidated Statements of Operations for the prior period has been reclassified to reflect the results of the following business units as discontinued operations: DecisionQuest Discovery Services (which was sold in January 2006), DecisionQuest (which was sold in September 2006) and JFS (which is held for sale).

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
	2007	2006
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$28,163	$42,986
Marketable securities	17,231	42,628
Accounts receivable, net	178,132	153,016
Inventories	41,853	25,591
Prepaid expenses and other current assets	42,804	33,901
Assets held for sale	2,815	2,796

Total current assets	310,998	300,918

Property, plant and equipment, net	130,070	132,767
Goodwill and other intangibles, net	45,251	35,015
Other assets	43,705	46,701

Total assets	$530,024	$515,401

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$848	$1,017
Accounts payable and accrued liabilities	143,783	126,827
Liabilities held for sale	466	683

Total current liabilities	145,097	128,527

Long-term debt	76,406	76,492
Deferred employee compensation	49,838	50,154
Deferred rent and other	22,241	23,480
Stockholders’ equity	236,442	236,748

Total liabilities and stockholders’ equity	$530,024	$515,401

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months ended March 31,
(in thousands)	2007	2006
Cash flows from operating activities:
Net income	$10,679	$1,537
Net income from discontinued operations	(566)	(72)
Depreciation and amortization	7,337	7,002
Asset impairment charges	130	2,300
Changes in other assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(26,510)	(50,498)
Net cash used in operating activities of discontinued operations	(1,602)	(2,606)

Net cash used in operating activities	(10,532)	(42,337)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,165)	(5,087)
Purchases of marketable securities	—	(45,100)
Proceeds from the sale of marketable securities and fixed assets	25,471	87,962
Acquisition of businesses, net of cash acquired	(12,414)	(30,878)
Net cash used in investing activities of discontinued operations	—	(77)

Net cash provided by investing activities	9,892	6,820

Cash flows from financing activities:
Payment of debt	(260)	(239)
Proceeds from stock options exercised	666	7,773
Payment of dividends	(1,608)	(1,751)
Purchases of treasury stock	(12,981)	(11,432)
Other	—	(113)
Net cash used in financing activities of discontinued operations	—	(50)

Net cash used in financing activities	(14,183)	(5,812)

Net decrease in cash and cash equivalents	$(14,823)	$(41,329)
Cash and cash equivalents—beginning of period	42,986	96,839

Cash and cash equivalents—end of period	$28,163	$55,510

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
During the fourth quarter of 2006, the Company changed the way it reports and evaluates segment information. The Company had previously reported administrative, legal, finance and other support services which are not directly attributable to the segments in the category “Corporate/Other”. The Company now also includes in the “Corporate/Other” category certain other expenses (such as stock-based compensation and supplemental retirement plan expenses) that had previously been allocated to the individual operating segments. This change in presentation more accurately reflects the way management evaluates the operating performance of its segments. The Company’s previous years’ segment information has been restated to conform to the current presentation.
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, and other expenses and income. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes.

	For the Quarters ended March 31,
(in thousands)	2007	2006
Revenue:
Financial Communications	$176,562	$166,472
Marketing & Business Communications	35,088	39,304

	$211,650	$205,776

Segment profit (loss):
Financial Communications	28,984	21,337
Marketing & Business Communications	2,224	2,522
Corporate/Other (see detail below)	(11,227)	(12,075)

	19,981	11,784

Depreciation	(7,004)	(6,866)
Amortization	(333)	(136)
Interest expense	(1,322)	(1,294)

Income from continuing operations before income taxes	$11,322	$3,488

Corporate/Other (by type):
Shared corporate expenses	$(9,396)	$(9,381)
Other income, net	279	1,357
Restructuring charges, integration costs and asset impairment charges	(2,110)	(4,051)

Total	$(11,227)	$(12,075)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and certain tax benefits as described in the footnote below. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles .

	For the Quarters ended March 31,
(in thousands, except per share information)	2007	2006
Net income from continuing operations	$10,113	$1,465
Add back (subtract):
Restructuring, integration and asset impairment charges, net of pro forma tax (1)	1,298	2,475
Tax benefit associated with tax refund received and related reduction of tax liability (2)	(3,594)	—

Net income from continuing operations, pro forma	$7,817	$3,940

Earnings per share from continuing operations:
Basic	$0.35	$0.05

Diluted	$0.32	$0.05

Earnings per share from continuing operations—pro forma:
Basic	$0.27	$0.12

Diluted	$0.25	$0.12

Weighted average shares outstanding:
Basic	28,757	32,523
Diluted (3)	33,253	32,904

(1)	In 2007, restructuring, integration and asset impairment charges of $2.1 million is net of tax benefit of $0.8 million. In 2006, the restructuring, integration and asset impairment charges of $4.1 million is net of tax benefit of $1.6 million.

(2)	In 2007, the Company recorded a tax benefit of $3.6 million related to a refund of federal income taxes and interest thereon, as a result of the completion of an IRS audit and the amendment of our 2001 federal income tax return, and the related reduction in liability.

(3)	The 2007 weighted-average diluted shares outstanding includes the potential dilution from the Convertible Subordinated Debt of 4,058,445 shares. In addition, net income used in the calculation of diluted earnings per share has been adjusted to reflect the addition of interest expense, net of tax, related to the convertible debt. The potential dilution of the convertible shares is not reflected in 2006 since the effect would be anti-dilutive.
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